Exhibit 99.1

Golden State Vintners Announces Indefinite Suspension of

Going Private Transaction

NAPA, California—January 20, 2004—Golden State Vintners, Inc. (NASDAQ/NM:VINT) today announced that it has indefinitely suspended, until further notice, the going private proposal described in the Company’s definitive proxy statement dated December 30, 2003.  As more fully described in the proxy, the proposal called for a 1 for 5,900 reverse split of the Company’s Class A and Class B common stock at a price of $3.25 per share.  The Company’s Board of Directors has determined that in light of recently improved business and market conditions it is in the best interests of stockholders to suspend the proposal in order to provide more time to fully evaluate current conditions and the potential implications for stockholder value.  Citigroup Global Markets Inc. has been retained to advise the Company in connection with its alternatives.

The Annual Meeting of the Stockholders scheduled to be held on February 5, 2004, will be held as planned.  The stockholders will be asked to consider the items specified in the proxy statement regarding the election of directors and the ratification of Deloitte & Touche LLP as the Company’s independent auditors.  The vote on the reverse stock split has been indefinitely suspended until further notice.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and five strategically located facilities has enabled the Company to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon. GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Except for historical information set forth in this press release, the information set forth herein contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby. Due to a number of factors, including changing business and market conditions, regulatory approval processes, and a variety of other factors, the achievement of forward-looking statements contained in this press release is subject to risks and uncertainties. In that regard, actual results could vary materially from those projected. For further details and a discussion of these risks and uncertainties, see Golden State Vintners’ SEC filings, including its most recent Form 10-Q and Form 10-K.

CONTACT: Golden State Vintners, Inc.

John Kelleher, 707/254-4900

jkelleher@gsvwine.com

or

FD Morgen-Walke

Jim Byers, 415/439-4504 (Investors)

Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners